UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2020

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 622-3131

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	URI	NYSE

Item 1.02	Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture governing the Notes, is incorporated by reference into this Item 1.02.

Item 8.01	Other Events.

Redemption of 5.50% Senior Notes due 2025 and Satisfaction and Discharge of the Indenture

Effective as of August 28, 2020 (the “Redemption Date”), United Rentals (North America), Inc. (“URNA”) redeemed all of the outstanding $800 million principal amount of its 5.50% Senior Notes due 2025 (the “Notes”) at a redemption price equal to 102.750% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date, in accordance with the terms of the Indenture, dated as of March 26, 2015 (the “Indenture”), among URNA, United Rentals, Inc. and the subsidiaries named therein, as guarantors (the “Guarantors”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). URNA previously notified the holders of the Notes on July 29, 2020 that it had elected to redeem the Notes on the Redemption Date.

URNA has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Notes. As a result, URNA and the Guarantors under the Notes have been released from their respective obligations under the Notes and the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2020

UNITED RENTALS, INC.

By:	/s/ Craig Pintoff
Name:	Craig Pintoff
Title:	Executive Vice President - Chief Administrative and Legal Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Craig Pintoff
Name:	Craig Pintoff
Title:	Executive Vice President - Chief Administrative and Legal Officer